    Exhibit 4.1
AMENDMENT NO. 11 TO RIGHTS AGREEMENT

Amendment No. 11 to Rights Agreement, dated as of September 13, 2023 (this “Amendment No. 11”), between PFSweb, Inc., a Delaware corporation (the “Company”), and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), as successor to ChaseMellon Shareholder Services, L.L.C., a Delaware corporation (the “Rights Agent”).
WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 8, 2000, as has been amended from time to time (as amended, the “Rights Agreement”);

WHEREAS, the Company, Peregrine MergerSub I, Inc., a Delaware corporation, and GXO Logistics, Inc., a Delaware corporation, are parties to that certain Agreement and Plan of Merger, dated as of September 13, 2023 (as it may be amended from time to time, the “Merger Agreement”);
WHEREAS, the Company desires to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 11.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 11, the parties hereto hereby agree as follows:

1.  Amendment to Section 1(a). The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following as the last paragraph thereto:

“Notwithstanding anything to the contrary in this Agreement, GXO Logistics, Inc., a Delaware corporation and its direct and indirect Subsidiaries and Affiliates shall not be deemed an Acquiring Person, including by virtue of (i) the execution of, or their entry into, the Agreement and Plan of Merger by and among GXO Logistics, Inc., Peregrine MergerSub I, Inc. and the Company, dated as of September 13, 2023 (as it may be amended from time to time, the “Merger Agreement”), (ii) the execution of, or their entry into, any other contract or instrument in connection with the Merger Agreement, (iii) their acquisition or their right to acquire, beneficial ownership of Company Common Stock (as defined in the Merger Agreement) as a result of their execution of the Merger Agreement or (iv) the commencement or consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or the other transactions contemplated in the Merger Agreement.”

2.  Amendment to Section 1(m). The definition of “Shares Acquisition Date” in Section 1(m) of the Rights Agreement is hereby amended by adding the following as the last paragraph thereto:

“Notwithstanding anything to the contrary in this Agreement, a Shares Acquisition Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or the other transactions contemplated in the Merger Agreement.”

3.  Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to include the following sentence immediately following the last sentence thereof:

“Notwithstanding anything to the contrary in this Agreement, a Separation Date shall not occur or be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the the commencement or consummation of the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) or the other transactions contemplated in the Merger Agreement.”

4. Other Terms Unchanged. This Amendment No. 11 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

5.  Governing Law. This Amendment No. 11 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.  Counterparts. This Amendment No. 11 may be executed in any number of counterparts (including by PDF, or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 11 to be duly executed as of the day and year first above written.

PFSWEB, INC.
By:	/s/ Thomas J. Madden
	Name:	Thomas J. Madden
	Title:	Chief Financial Officer

COMPUTERSHARE INC., as Rights Agent
By:	/s/ Kathy Heagerty
	Name:	Kathy Heagerty
	Title:	Manager, Client Management

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